SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

SMITH & WESSON HOLDING CORPORATION

(Name of Subject Company (Issuer))

SMITH & WESSON HOLDING CORPORATION

(Name of Filing Persons (Issuer and Offeror))

Common Stock, par value $0.001 per share

(Title of Class of Securities)

831756 10 1

(CUSIP Number of Class of Securities)

Robert J. Cicero

Vice President, General Counsel, Chief Compliance Officer, and Secretary

Smith & Wesson Holding Corporation

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

(800) 331-0852

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

With a copy to:

Robert S. Kant, Esq.

Greenberg Traurig, LLP

2375 E. Camelback Road, Suite 700

Phoenix, Arizona 85016

Tel: (602) 445-8000

Fax: (602) 445-8100

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$74,999,991	$10,230

*	Estimated for purposes of calculating the amount of the filing fee only. This amount assumes the purchase of 6,818,181 shares of common stock, par value $0.001 per share, at the tender offer price of $11.00 per share.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$10,230	Filing Party:	Smith & Wesson Holding Corporation
Form or Registration No.:	Schedule TO-I	Date Filed:	June 17, 2013

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO originally filed on June 17, 2013 (the “Schedule TO”) by Smith & Wesson Holding Corporation, a Nevada corporation (“S&W”), and amended by Amendment No. 1 filed on June 26, 2013. The Schedule TO, as amended, relates to the offer by S&W to purchase up to 6,818,181 shares of its common stock, $0.001 par value per share (the “Shares”), together with the associated rights to purchase Series A Junior Participating Preferred Stock of S&W, par value $0.001 per share, issued pursuant to the Rights Agreement, dated August 25, 2005, between S&W and Interwest Transfer Company, Inc., as Rights Agent, at a price of $11.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated June 17, 2013 (the “Original Offer to Purchase”), as amended and supplemented by the Supplement to the Offer to Purchase, dated July 10, 2013, and filed herewith as Exhibit (a)(1)(vii) (the “Supplement”), and in the related Amended Letter of Transmittal, dated July 10, 2013, filed herewith as Exhibit (a)(1)(viii) (as may be further amended or supplemented from time to time), which collectively, as each may be amended or supplemented from time to time, constitute the “Offer.”

The purpose of this Amendment No. 2 is to amend and supplement the terms of the Offer by, among other things, (i) increasing the purchase price at which S&W is offering to purchase the Shares from a purchase price of $10.00 per Share to a purchase price of $11.00 per Share, (ii) decreasing the maximum aggregate number of Shares that S&W is offering to purchase to 6,818,181, and (iii) extending the expiration date of the Offer to 12:00 midnight, New York City time, on the evening of Tuesday, July 23, 2013, unless otherwise extended, withdrawn, or terminated.

All information in the Offer is incorporated herein by reference in response to all of the items of the Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.

Items 1 through 11.    Additional Information.

Items 1 through 11 of the Schedule TO are hereby amended and supplemented by the information set forth in the Supplement, which is incorporated by reference herein.

Item 12.	Exhibits.

Exhibit No.	Exhibit Name

(a)(1)(i)**	Offer to Purchase, dated June 17, 2013

(a)(1)(ii)**	Letter of Transmittal

(a)(1)(iii)**	Notice of Guaranteed Delivery

(a)(1)(iv)**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated June 17, 2013

(a)(1)(v)**	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated June 17, 2013

(a)(1)(vi)**	Summary Advertisement

(a)(1)(vii)*	Supplement to the Offer to Purchase, dated July 10, 2013

(a)(1)(viii)*	Amended Letter of Transmittal

(a)(1)(ix)*	Amended Notice of Guaranteed Delivery

(a)(1)(x)*	Amended Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated July 10, 2013

(a)(1)(xi)*	Amended Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated July 10, 2013

Exhibit No.	Exhibit Name

(a)(2)-(a)(4)	Not applicable.

(a)(5)(A)	Press Release dated June 13, 2013 (1)

(a)(5)(B)*	Press Release dated July 10, 2013

(b)	Not applicable.

(d)(i)	Form of Indemnity Agreement entered into with the following directors and executive officers: As of June 29, 2009 with Barry M. Monheit, Michael F. Golden, Robert L. Scott, John B. Furman, Mitch A. Saltz, I. Marie Wadecki, and Jeffrey D. Buchanan; as of November 2009 with P. James Debney; as of July 2011 with Robert H. Brust; as of December 14, 2011 with Mario Pasantes and Mark P. Smith; and as of April 24, 2012 with Michael J. Brown and Robert J. Cicero (2)

(d)(ii)	Amended and Restated Employment Agreement, executed December 8, 2011 as of September 26, 2011, between P. James Debney and Smith & Wesson Holding Corporation (3)

(d)(iii)	Severance and Change in Control Agreement, effective as of January 3, 2011, by and between Smith & Wesson Holding Corporation and Jeffrey D. Buchanan (4)

(d)(iv)	Letter of Amendment, dated September 9, 2011, between Jeffrey D. Buchanan and Smith & Wesson Holding Corporation (3)

(d)(v)	Separation Agreement and Release, dated September 26, 2011, between Michael F. Golden and Smith & Wesson Holding Corporation (5)

(d)(vi)	2001 Stock Option Plan (6)

(d)(vii)	Form of Option to 2001 Stock Option Plan (7)

(d)(viii)	Amended and Restated 2004 Incentive Stock Plan (5)

(d)(ix)	Form of Restricted Stock Unit Award Agreement to the 2004 Incentive Stock Plan (8)

(d)(x)	Form of Non-Qualified Stock Option Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (3)

(d)(xi)	Form of Restricted Stock Unit Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (3)

(d)(xii)	Form of Performance-Based Restricted Stock Unit Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (9)

(d)(xiii)	Form of Time-Based Restricted Stock Unit Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (9)

(d)(xiv)	Non-Qualified Stock Option Agreement issued on December 6, 2004 between the Registrant and Michael F. Golden (6)

(d)(xv)	2011 Employee Stock Purchase Plan (5)

(d)(xvi)	Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (10)

(d)(xvii)	Indenture, dated as of June 17, 2013, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (11)

(d)(xviii)	Form of Exchange and Purchase Agreement by and among Smith & Wesson Holding Corporation and the investors party thereto (11)

(d)(xix)	First Supplemental Indenture, dated as of June 26, 2013, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (12)

Exhibit No.	Exhibit Name

(d)(xx)*	Smith & Wesson Holding Corporation Executive Severance Pay Plan

(g)	Not applicable.

(h)	Not applicable.

*	Filed herewith.
**	Previously filed with the Schedule TO on June 17, 2013.
(1)	Incorporated by reference to the Registrant’s Schedule TO-C filed with the SEC on June 13, 2013.
(2)	Incorporated by reference to the Registrant’s Form 10-K filed with the SEC on June 30, 2009.
(3)	Incorporated by reference to the Registrant’s Form 10-Q filed with the SEC on December 8, 2011.
(4)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on December 21, 2010.
(5)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on September 28, 2011.
(6)	Incorporated by reference to the Registrant’s Form S-8 (No. 333-128804) filed with the SEC on October 4, 2005.
(7)	Incorporated by reference to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on December 28, 2001.
(8)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on May 19, 2006.
(9)	Incorporated by reference to the Registrant’s Form 10-K filed with the SEC on June 28, 2012.
(10)	Incorporated by reference to the Registrant’s Form 8-A filed with the SEC on August 25, 2005.
(11)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on June 17, 2013.
(12)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on June 26, 2013.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SMITH & WESSON HOLDING CORPORATION

By:	/s/ P. James Debney
Name: P. James Debney Title: President and Chief Executive Officer

Date: July 10, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Name

(a)(1)(i)**	Offer to Purchase, dated June 17, 2013

(a)(1)(ii)**	Letter of Transmittal

(a)(1)(iii)**	Notice of Guaranteed Delivery

(a)(1)(iv)**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated June 17, 2013

(a)(1)(v)**	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated June 17, 2013

(a)(1)(vi)**	Summary Advertisement

(a)(1)(vii)*	Supplement to the Offer to Purchase, dated July 10, 2013

(a)(1)(viii)*	Amended Letter of Transmittal

(a)(1)(ix)*	Amended Notice of Guaranteed Delivery

(a)(1)(x)*	Amended Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated July 10, 2013

(a)(1)(xi)*	Amended Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees, dated July 10, 2013

(a)(2)-(a)(4)	Not applicable.

(a)(5)(A)	Press Release dated June 13, 2013 (1)

(a)(5)(B)*	Press Release dated July 10, 2013

(b)	Not applicable.

(d)(i)	Form of Indemnity Agreement entered into with the following directors and executive officers: As of June 29, 2009 with Barry M. Monheit, Michael F. Golden, Robert L. Scott, John B. Furman, Mitch A. Saltz, I. Marie Wadecki, and Jeffrey D. Buchanan; as of November 2009 with P. James Debney; as of July 2011 with Robert H. Brust; as of December 14, 2011 with Mario Pasantes and Mark P. Smith; and as of April 24, 2012 with Michael J. Brown and Robert J. Cicero (2)

(d)(ii)	Amended and Restated Employment Agreement, executed December 8, 2011 as of September 26, 2011, between P. James Debney and Smith & Wesson Holding Corporation (3)

(d)(iii)	Severance and Change in Control Agreement, effective as of January 3, 2011, by and between Smith & Wesson Holding Corporation and Jeffrey D. Buchanan (4)

(d)(iv)	Letter of Amendment, dated September 9, 2011, between Jeffrey D. Buchanan and Smith & Wesson Holding Corporation (3)

(d)(v)	Separation Agreement and Release, dated September 26, 2011, between Michael F. Golden and Smith & Wesson Holding Corporation (5)

(d)(vi)	2001 Stock Option Plan (6)

(d)(vii)	Form of Option to 2001 Stock Option Plan (7)

(d)(viii)	Amended and Restated 2004 Incentive Stock Plan (5)

(d)(ix)	Form of Restricted Stock Unit Award Agreement to the 2004 Incentive Stock Plan (8)

Exhibit No.	Exhibit Name

(d)(x)	Form of Non-Qualified Stock Option Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (3)

(d)(xi)	Form of Restricted Stock Unit Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (3)

(d)(xii)	Form of Performance-Based Restricted Stock Unit Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (9)

(d)(xiii)	Form of Time-Based Restricted Stock Unit Award Grant Notice and Agreement to the 2004 Incentive Stock Plan (9)

(d)(xiv)	Non-Qualified Stock Option Agreement issued on December 6, 2004 between the Registrant and Michael F. Golden (6)

(d)(xv)	2011 Employee Stock Purchase Plan (5)

(d)(xvi)	Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (10)

(d)(xvii)	Indenture, dated as of June 17, 2013, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (11)

(d)(xviii)	Form of Exchange and Purchase Agreement by and among Smith & Wesson Holding Corporation and the investors party thereto (11)

(d)(xix)	First Supplemental Indenture, dated as of June 26, 2013, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (12)

(d)(xx)*	Smith & Wesson Holding Corporation Executive Severance Pay Plan

(g)	Not applicable.

(h)	Not applicable.

*	Filed herewith.
**	Previously filed with the Schedule TO on June 17, 2013.
(1)	Incorporated by reference to the Registrant’s Schedule TO-C filed with the SEC on June 13, 2013.
(2)	Incorporated by reference to the Registrant’s Form 10-K filed with the SEC on June 30, 2009.
(3)	Incorporated by reference to the Registrant’s Form 10-Q filed with the SEC on December 8, 2011.
(4)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on December 21, 2010.
(5)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on September 28, 2011.
(6)	Incorporated by reference to the Registrant’s Form S-8 (No. 333-128804) filed with the SEC on October 4, 2005.
(7)	Incorporated by reference to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on December 28, 2001.
(8)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on May 19, 2006.
(9)	Incorporated by reference to the Registrant’s Form 10-K filed with the SEC on June 28, 2012.
(10)	Incorporated by reference to the Registrant’s Form 8-A filed with the SEC on August 25, 2005.
(11)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on June 17, 2013.
(12)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on June 26, 2013.